Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Kent A. Kleeberger	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4987	(239) 274-4797
Chico’s FAS, Inc. Announces Fourth Quarter 2007 and Annual Revenues and Earnings
•	Revenues totaled $409.3 million for the fourth quarter and rose 4.3% to $1.71 billion for the 52-week year

•	Fourth quarter net loss was $20.5 million, or $0.12 per diluted share

•	2007 fiscal year net income was $88.9 million, or $0.50 per diluted share

•	Company opened 128 net new stores and relocated/expanded 52 stores during fiscal year for a net selling square footage increase of approximately 23%

•	Company sees opportunity for earnings improvement in second half of 2008
     Fort Myers, FL —March 5, 2008 — Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fourth quarter and fiscal year ended February 2, 2008.
     Net sales for the thirteen-week period ended February 2, 2008 decreased 7.9% to $409.3 million from $444.6 million reported for the fourteen-week period ended February 3, 2007. Net loss for the fiscal 2007 fourth quarter, which consisted of thirteen weeks, was $20.5 million, or $0.12 per diluted share, compared to net income of $18.2 million, or $0.10 per diluted share in the prior year’s fourth quarter, which consisted of fourteen weeks. As previously reported, comparable store sales decreased 15.7% for the thirteen-week period ended February 2, 2008 compared to the comparable thirteen-week period last year ended February 3, 2007 (with the Chico’s brand same store sales decrease being approximately 16% and the WH|BM brand’s same store sales decrease being approximately 17%).
     Net sales for the fifty-two week fiscal year ended February 2, 2008 increased 4.3% to $1.71 billion from $1.64 billion for the fifty-three week fiscal year ended February 3, 2007. Net income for the fifty-two week fiscal year ended February 2, 2008 was $88.9 million, or $0.50 per diluted share, compared to $166.6 million, or $0.93 per diluted share, for the fifty-three week fiscal year ended February 3, 2007. As previously reported, comparable store sales decreased 8.1% for the fifty-two week period ended February 2, 2008 compared to the comparable fifty-two week period last year ended February 3, 2007 (with the Chico’s brand same store sales decrease being approximately 8% and the WH|BM brand’s same store sales decrease being approximately 9%).

     Gross profit for the fourth quarter decreased 19.2% to $195.1 million from $241.5 million in the prior year’s fourth quarter. Gross profit as a percentage of sales for the current quarter was 47.7%, compared to 54.3% in the prior year’s fourth quarter. Chico’s front-line stores’ merchandise margins in the fourth quarter decreased by approximately 680 basis points compared to the prior year’s fourth quarter primarily due to an aggressive markdown strategy aimed at lowering Fall carryover levels at year end. Gross profit percentage was also negatively impacted by lower merchandise margins in the direct to consumer and outlet channels primarily due to higher markdown rates as a result of lower than anticipated sales at the front-line stores. To a lesser extent, the Company’s overall gross margin was also impacted by the Company’s continued investment in its product development and merchandising functions and by higher cancellation charges attributable to reducing Spring inventory commitments.
     Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased 11.0% to $229.3 million from $206.6 million in the prior year’s fourth quarter. As a percentage of sales, SG&A in the fourth quarter increased by approximately 960 basis points compared to the prior period primarily due to increased store operating expenses, increases in marketing spend and from the deleverage associated with the Company’s negative same store sales, combined with the reduction in sales associated with the extra week last year.
     Store operating expenses as a percentage of sales in the fourth quarter increased by approximately 530 basis points compared to the prior period primarily due to increased occupancy costs attributable mainly to the investment in larger sized Chico’s and WH|BM new and expanded stores, the mix effect of the WH|BM and Soma Intimates stores becoming a larger portion of the Company’s store base (both WH|BM and Soma brands operate with higher store operating costs as a percentage of sales than the store operating costs as a percentage of sales experienced by the Chico’s brand) and from the deleverage associated with the Company’s negative same store sales, combined with the reduction in sales associated with the extra week last year.
     Marketing costs as a percentage of sales for the fiscal 2007 fourth quarter increased by approximately 190 basis points primarily due to the Company’s planned increase in its marketing spend in an effort to protect and enhance its market share and to highlight its Fall and Holiday product offerings. Shared services expenses (including headquarters and other non-brand specific expenses) as a percentage of sales for the fiscal 2007 fourth quarter increased by 240 basis points mainly due to increased personnel relocation and recruitment costs, technology and marketing support costs and from the deleverage associated with the Company’s negative same store sales, combined with the reduction in sales associated with the extra week last year.
     Scott A. Edmonds, Chairman, President & CEO, stated, “Our financial results for the fourth quarter of 2007 were certainly disappointing. While we attribute much of our under-performance to last year’s merchandising issues, some of the corrective measures we have taken are being masked by the slowdown in retail overall and in the missy sector in particular. We further anticipate the women’s sector will continue to face major challenges this spring. Accordingly, we have pulled back our inventory commitments for much of 2008, and continue to attack all elements of our expense structure.”
     Mr. Edmonds continued, “We are seeing improving comp trends in the White House | Black Market brand, and continuing strong top-line performance for the Soma Intimates brand. The Chico’s brand is on a slower path to recovery but is making progress. We are actively addressing issues in our accessories division and Travelers collection, and recently added a senior level merchant to each of these areas. We would expect to see improvement in these categories later in the year.”

     Mr. Edmonds further stated, “We are currently forecasting negative comparable store sales for the first half of 2008, and expect to have lower earnings than the first half of 2007. Our current expectations are to return to positive comparable store sales increases in the second half of 2008 resulting in overall earnings growth during this time frame.”
     Mr. Edmonds further noted, “We have also significantly lowered our capital expenditure plans for 2008. Our total capital expenditure plan for 2008 ranges from approximately $120-$125 million compared to approximately $202 million of capital expenditures in 2007. We have pulled back our real estate growth targets for 2008 and 2009, and we do not intend to increase the number of new stores beyond current commitments until we see improvements in the economy and our own performance.”
     Mr. Edmonds concluded, “Despite the current challenges, we continue to have confidence in our long-term strategies and remain optimistic about our future. We have assembled a strong management team and continue to attract world-class talent in key areas such as merchandising, production, and marketing. As I have previously stated, we are steadfastly committed to protecting our free cash flow and our strong balance sheet that includes approximately $275 million in cash and marketable securities and no debt. This should position us to take advantage of any market opportunities when overall economic conditions improve.”
     Some of the other highlights with respect to the fourth quarter and year end results include the following:
•	The Chico’s/Soma brand sales, excluding catalog and Internet, decreased by 11.2% from $316.1 million in last year’s fourth quarter to $280.8 million in this year’s fourth quarter, while WH|BM brand sales decreased slightly by 1.7% from $109.9 million to $108.0 million quarter over quarter. The average transaction size for the Chico’s front-line stores during the fiscal 2007 fourth quarter decreased by approximately 11% while the average transaction size at WH|BM front-line stores decreased by approximately 7% compared to last year’s fourth quarter. The average unit retail for the Chico’s front-line stores for the fiscal 2007 fourth quarter declined by 13% as compared to last year’s fourth quarter, while the WH|BM average unit retail was essentially flat quarter over quarter.

•	Net sales by catalog and Internet increased by 26.5% from $16.2 million in last year’s fourth quarter to $20.5 million in this year’s fourth quarter, despite the reduction in sales associated with the extra week last year. The Company believes this increase is attributable to continuing investment in each brand’s website and call center infrastructure.

•	On March 6, 2007, the Company announced the planned closure of the Fitigues brand operations (“Fitigues”). Accordingly, for all periods presented, the operating results for Fitigues are shown as discontinued operations in the Company’s consolidated statements of income. During this year’s fourth quarter, the Company incurred only a small amount of additional costs from such discontinued operations; similarly, the Company does not expect to incur any material additional costs in future quarters associated with such discontinued operations.

•	The Company estimates the dilutive impact from its Soma operations approximated $0.04 per diluted share in the fourth quarter, which included approximately $1.4 million for television advertising and an approximate $1.4 million charge to close 3 underperforming stores.

•	The Company opened 40 new stores during the fourth quarter of fiscal 2007 and closed 6 stores. In addition, the Company expanded or relocated 6 additional stores during the quarter. During the 2007 fiscal year, the Company opened 143 new stores, closed 15 stores, closed the 10 remaining Fitigues stores, and reacquired 13 franchise stores, along with expanding or relocating 52 stores, representing a growth rate of approximately 23% in net selling square footage.

•	The Company’s inventory per selling square foot at the end of the 2007 fiscal year was $60, reflecting a small increase from the Company’s inventory per selling square foot of $57 at the end of the 2006 fiscal year. This increase is largely attributable to the early Easter and an earlier catalog drop compared to last year.
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,038 women’s specialty stores, including stores in 49 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma Intimates names. The Company has 604 Chico’s front-line stores, 37 Chico’s outlet stores, 309 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 68 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	February 2,	February 3,
	2008	2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$13,801	$37,203
Marketable securities, at market	260,469	238,336
Receivables	11,924	14,246
Income tax receivable	23,973	2,493
Inventories	144,261	110,840
Prepaid expenses	18,999	15,774
Land held for sale	—	38,120
Deferred taxes	13,306	17,337

Total Current Assets	486,733	474,349

Property and Equipment:
Land and land improvements	17,867	14,640
Building and building improvements	62,877	56,782
Equipment, furniture and fixtures	347,937	268,122
Leasehold improvements	396,650	301,670

Total Property and Equipment	825,331	641,214
Less accumulated depreciation and amortization	(257,378)	(184,474)

Property and Equipment, Net	567,953	456,740

Other Assets:
Goodwill	96,774	62,596
Other intangible assets	38,930	34,040
Deferred taxes	22,503	11,837
Other assets	37,233	21,065

Total Other Assets	195,440	129,538

	$1,250,126	$1,060,627

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$88,134	$55,696
Accrued liabilities	91,622	82,971
Current portion of deferred liabilities	1,437	1,169

Total Current Liabilities	181,193	139,836

Noncurrent Liabilities:
Deferred liabilities	156,417	116,860

Total Noncurrent Liabilities	156,417	116,860

Stockholders’ Equity:
Common stock	1,762	1,757
Additional paid-in capital	249,639	229,934
Retained earnings	661,115	572,240

Total Stockholders’ Equity	912,516	803,931

	$1,250,126	$1,060,627

Chico’s FAS, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)

	Fifty-Two Weeks Ended			Fifty-Three Weeks Ended			Thirteen Weeks Ended		Fourteen Weeks Ended
	(unaudited)						(unaudited)		(unaudited)
	February 2, 2008			February 3, 2007			February 2, 2008		February 3, 2007
	Amount		% of Sales	Amount		% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales by Chico’s/Soma stores		$1,223,217	71.4		$1,210,474	73.8	$280,817	68.6	$316,050	71.1
Net sales by White House | Black Market stores		418,901	24.4		367,063	22.4	107,973	26.4	109,894	24.7
Net sales by catalog & Internet		72,093	4.2		52,959	3.2	20,507	5.0	16,218	3.6
Other net sales		115	0.0		10,431	0.6	—	—	2,469	0.6

Net sales		1,714,326	100.0		1,640,927	100.0	409,297	100.0	444,631	100.0
Cost of goods sold		745,265	43.5		673,742	41.1	214,193	52.3	203,171	45.7

Gross profit		969,061	56.5		967,185	58.9	195,104	47.7	241,460	54.3

Selling, general and administrative expenses:
Store operating expenses		633,288	36.9		525,529	32.0	165,628	40.5	156,321	35.2
Marketing		82,736	4.8		66,465	4.0	26,840	6.6	20,983	4.7
Shared services		131,579	7.7		111,491	6.8	36,878	9.0	29,299	6.6

Total selling, general, and administrative expenses		847,603	49.4		703,485	42.8	229,346	56.1	206,603	46.5

Income (loss) from operations		121,458	7.1		263,700	16.1	(34,242)	(8.4)	34,857	7.8
Gain on sale of investment		6,833	0.4		—	—	—	—	—	—

Interest income, net		10,869	0.6		10,626	0.6	2,692	0.7	2,322	0.6

Income (loss) before taxes		139,160	8.1		274,326	16.7	(31,550)	(7.7)	37,179	8.4
Income tax provision (benefit)		48,012	2.8		99,635	6.1	(11,053)	(2.7)	12,838	2.9

Income (loss) from continuing operations		91,148	5.3		174,691	10.6	(20,497)	(5.0)	24,341	5.5
Loss on discontinued operations, net of tax		2,273	0.1		8,055	0.5	40	0.0	6,160	1.4

Net income (loss)		$88,875	5.2		$166,636	10.1	$(20,537)	(5.0)	$18,181	4.1

Per share data:
Income (loss) from continuing operations per common share-basic		$0.52			$0.99		$(0.12)		$0.14
Loss on discontinued operations per common share-basic	$	(0.01)		$	(0.05)		$(0.00)		$(0.04)

Net income (loss) per common share-basic		$0.51			$0.94		$(0.12)		$0.10

Income (loss) from continuing operations per common share — diluted		$0.51			$0.98		$(0.12)		$0.14
Loss on discontinued operations per common share — diluted	$	(0.01)		$	(0.05)		$(0.00)		$(0.04)

Net income (loss) per common & common equivalent share — diluted		$0.50			$0.93		$(0.12)		$0.10

Weighted average common shares outstanding — basic		175,574			177,273		175,604		175,326

Weighted average common & common equivalent shares outstanding — diluted		176,355			178,452		175,604		176,393

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(in thousands)

	February 2,	February 3,
	2008	2007
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$88,875	$166,636

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	10,386	7,564
Depreciation and amortization, other	81,593	61,840
Deferred tax benefit	(6,635)	(22,324)
Stock-based compensation expense, cost of goods sold	4,909	6,004
Stock-based compensation expense, other	12,171	15,237
Excess tax benefit of stock-based compensation	(209)	(2,365)
Deferred rent expense, net	9,508	6,867
Goodwill impairment loss	—	6,752
Gain on sale of investment	(6,833)	—
(Gain) loss on disposal of property and equipment	(908)	826
Increase in assets —
Receivables, net	(18,770)	(4,517)
Inventories	(32,388)	(14,696)
Prepaid expenses and other	(3,958)	(3,676)
Increase in liabilities —
Accounts payable	32,437	8,262
Accrued and other deferred liabilities	38,469	56,584

Total adjustments	119,772	122,358

Net cash provided by operating activities	208,647	288,994

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(1,213,435)	(162,690)
Proceeds from sale of marketable securities	1,191,302	325,894
Purchase of Fitigues assets	—	(7,527)
Purchase of Minnesota franchise rights and stores	(32,896)	—
Acquisition of other franchise stores	(6,361)	(811)
Proceeds from sale of land	13,426	—
Proceeds from sale of investment	15,090	—
Purchases of property and equipment	(202,223)	(218,311)

Net cash used in investing activities	(235,097)	(63,445)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,533	6,402
Excess tax benefit of stock-based compensation	209	2,365
Repurchase of common stock	(694)	(200,148)

Net cash provided by (used in) financing activities	3,048	(191,381)

Net (decrease) increase in cash and cash equivalents	(23,402)	34,168
CASH AND CASH EQUIVALENTS, Beginning of period	37,203	3,035

CASH AND CASH EQUIVALENTS, End of period	$13,801	$37,203

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